UHY LLP
Certified Public Accountants

19 West 44th Street, 12th Floor
New York, NY 10036-6101

Main 212-381-4800
Fax 212-381-4811
Web www.uhy-us.com

October 11, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 5, 2010 of Yanglin Soybean, Inc, (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. However, although, technically the Company dismissed our firm, it was only due the Company's longstanding lack of response to resolving a fee issue with us. The Company had been informed prior to our dismissal that should we not be able to resolve the fee dispute, our firm had every intention of resigning from the engagement. The Company was aware that we were waiting for their response and never provided an answer on the fee matter, which currently still remains unsettled.

Lastly, we cannot confirm or deny that the appointment of Albert Wong & Co.was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

UHY LLP
UHY LLP